Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-279670) and Form S-3 (No. 333-283813 and 333-281842) of Sadot Group, Inc. of our report dated March 11, 2025, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Kreit & Chiu CPA LLP

New York, NY
March 11, 2025